Exhibit 99.1

SentinelOne Appoints Robin Tomasello as Chief Accounting Officer

Mountain View, Calif. – December 14, 2021 - SentinelOne (NYSE: S), an autonomous cybersecurity platform company, today announced the appointment of Robin Tomasello to Chief Accounting Officer.

Ms. Tomasello brings over 20 years of experience in the accounting industry. She joins SentinelOne from Chegg Inc. where she was VP, Corporate Controller and Assistant Treasurer. During her tenure at Chegg Inc., Ms. Tomasello guided the company’s accounting team from its 2013 IPO through periods of extensive revenue growth. Prior to Chegg Inc., Ms. Tomasello was Assistant Corporate Controller at Palm, Inc.

“Robin’s leadership and vast experience scaling accounting departments during rapid periods of growth will be invaluable as we continue on our mission to keep the world protected and running,” said Dave Bernhardt, CFO, SentinelOne.

“SentinelOne is at an exciting point in the company’s trajectory, making cyber defence autonomous from the endpoint and beyond,” said Ms. Tomasello. “I look forward to helping SentinelOne scale as the company continues to develop its business through a period of hyper-growth.”

About SentinelOne
SentinelOne’s cybersecurity solution encompasses AI-powered prevention, detection, response and hunting across endpoints, containers, cloud workloads, and IoT devices in a single autonomous platform.

Press
Maryellen Sartori
fama PR for SentinelOne
E: S1@famapr.com